US Ecology Announces First Quarter 2015 Results

Adjusted EBITDA Increased to $27.2(1) Million and Adjusted EPS of $0.35; 2015 Outlook Reaffirmed

BOISE, ID -- (Marketwired - April 29, 2015) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter ended March 31, 2015.

Operating income for the first quarter of 2015 was $15.0 million, down 3% from $15.5 million in the first quarter of 2014. Adjusted EBITDA for the first quarter of 2015 was $27.2 million, up 34% from $20.3 million in the same period last year. Net income for the first quarter of 2015 was $5.9 million, or $0.27 per diluted share, down from $9.4 million, or $0.43 per diluted share, in the first quarter of 2014. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share was $0.35 in the first quarter of 2015, down from $0.48 in the first quarter of 2014. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to Adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the first quarter of 2015 was $136.7 million, up from $53.4 million in the same quarter last year. First quarter 2015 revenue includes $84.7 million from the acquired EQ businesses. Revenue for the Environmental Services ("ES")(2) segment was $91.4 million for the first quarter of 2015, up from $53.4 million in the first quarter of 2014. Revenue for the FIS(3) business segment was $45.2 million for the first quarter of 2015.

Excluding the acquired EQ operations, ES revenue decreased $1.3 million, or 2%, in the first quarter of 2015 compared to the same period last year on lower treatment and disposal ("T&D") revenue. T&D revenue declined 4% reflecting 22% lower volume compared to the first quarter of 2014. Transportation service revenue (excluding EQ) increased 7% compared to the first quarter of 2014.

For the first quarter of 2015, gross profit was $39.8 million (including $18.8 million in gross profit from EQ), up from $22.1 million in the first quarter of 2014. Gross profit for the ES segment was $34.0 million in the first quarter of 2015, up from $22.1 million in the same quarter of 2014. Excluding the acquired EQ operations, ES gross profit was $21.0 million, down 5% from $22.1 million in the first quarter of 2014. T&D gross margin for the legacy US Ecology business was 50% for the first quarter of both 2015 and 2014. Gross profit for the FIS segment was $5.9 million in the first quarter of 2015.

Selling, general and administrative ("SG&A") expense for the first quarter of 2015 was $24.9 million compared with $6.6 million in the same quarter last year. The increase reflects $15.3 million in SG&A from the acquired EQ operations, and higher business development expenses, labor costs, incentive compensation and professional fees and expenses.

Consolidated net interest expense for the first quarter of 2015 was $5.7 million, up from $42,000 in the first quarter of 2014, reflecting interest expense on increased credit facility borrowings used to fund the EQ acquisition.

The Company's consolidated effective income tax rate for the first quarter of 2015 was 33.1%, down from 35.8% for the first quarter of 2014. This decrease primarily reflects lower non-tax deductible expenses on higher projected full year earnings in the first quarter of 2015 than the same period last year.

"Despite adverse weather conditions impacting eastern North America, US Ecology delivered a strong quarter in line with our expectations," commented President and Chief Executive Officer, Jeff Feeler. "The strong performance was led by our Environmental Services segment. Our Field and Industrial Services segment improved significantly year-over-year on a pro forma basis due to higher quality revenue and ongoing optimization initiatives. As expected, the legacy US Ecology business was down compared to an exceptionally strong first quarter of 2014 reflecting a 17% decline in Event Business that was partially offset by a 7% increase in Base Business. The legacy EQ business delivered $11.2 million of Adjusted EBITDA in the first quarter of 2015, an 84% improvement over Adjusted Pro Forma EBITDA for the first quarter of 2014."

For information on our pro forma Adjusted EBITDA for 2014, refer to the form 8-K/A furnished to the Securities and Exchange Commission on March 2, 2014.

2015 Outlook Reaffirmed

"Business conditions remain consistent with our expectations," added Feeler. "As we progress through the year we expect to deliver sequentially stronger quarterly financial performance consistent with our previous guidance. Our underlying Base Business remains solid and we continue to bid on and secure Event Business opportunities that are expected to benefit the remainder of the year."

Management continues to expect full year 2015 diluted earnings per share to range between $1.76 and $1.92 per share, excluding business development expenses and foreign currency gains and losses, with Adjusted EBITDA of ranging from $137 to $143 million.

Dividend

On April 1, 2015, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 21, 2015. The $3.9 million dividend was paid on April 28, 2015.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, April 30, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 866-807-9684 or 412-317-5415. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 15, 2015 by calling 877-344-7529 or 412-317-0088 and using the passcode 10064315. The replay will also be accessible on our website at www.usecology.com.

(1) Includes $1.7 million of business development expenses.

(2) Environmental Services ("ES") -- This segment includes all of US Ecology's legacy operations and the legacy EQ treatment and disposal facilities. It provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

(3) Field & Industrial Services ("FIS") -- This segment includes all of the legacy EQ field and industrial services business. It provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, including our acquisition of EQ Holdings, Inc. in June 2014, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section of our reports filed with the SEC could harm our business, prospects, operating results, and financial condition.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                                     Three Months Ended
                                                          March 31,
                                              ------------------------------
                                                     2015           2014
                                              ---------------  -------------
Revenue
  Environmental Services                        $     91,425   $     53,354
  Field & Industrial Services                         45,226              -
                                              ---------------  -------------
    Total                                            136,651         53,354

Gross Profit
  Environmental Services                              33,987         22,120
  Field & Industrial Services                          5,857              -
                                              ---------------  -------------
    Total                                             39,844         22,120

Selling, General & Administrative Expenses
  Environmental Services                               5,589          2,599
  Field & Industrial Services                          5,790              -
  Corporate                                           13,514          4,037
                                              ---------------  -------------
    Total                                             24,893          6,636

Operating income                                      14,951         15,484

Other income (expense):
  Interest income                                         41             44
  Interest expense                                    (5,694)           (86)
  Foreign currency loss                               (1,067)          (940)
  Other                                                  536             86
                                              ---------------  -------------
    Total other expense                               (6,184)          (896)

Income before income taxes                             8,767         14,588
Income tax expense                                     2,902          5,227
                                              ---------------  -------------
Net income                                      $      5,865   $      9,361
                                              ===============  =============

Earnings per share:
    Basic                                       $       0.27   $       0.44
    Diluted                                     $       0.27   $       0.43

Shares used in earnings per share calculation:
    Basic                                             21,583         21,475
    Diluted                                           21,689         21,586

Dividends paid per share                        $      0.18    $      0.18
                                              ===============  =============

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                       March 31, 2015     December 31, 2014
                                    -------------------  -------------------
Assets

Current Assets:
  Cash and cash equivalents         $           10,197   $           22,971
  Receivables, net                             120,270              135,261
  Prepaid expenses and other
   current assets                               10,549               11,984
  Income tax receivable                          4,683                6,912
  Deferred income taxes                          1,476                2,377
                                    -------------------  -------------------
    Total current assets                       147,175              179,505

Property and equipment, net                    221,918              227,684
Restricted cash and investments                  5,756                5,729
Intangible assets, net                         272,696              278,667
Goodwill                                       219,660              221,279
Other assets                                    10,623               11,308
Deferred income taxes                                -                   85
                                    -------------------  -------------------
Total assets                        $          877,828   $          924,257
                                    ===================  ===================

Liabilities and Stockholders'
 Equity

Current Liabilities:
  Accounts payable                  $           18,112   $           24,513
  Deferred revenue                               8,288               13,190
  Accrued liabilities                           32,194               36,251
  Accrued salaries and benefits                  9,900               13,322
  Income tax payable                             3,062                4,124
  Current portion of closure and
   post-closure obligations                      5,703                5,359
  Current portion of long-term
   debt                                          3,616                3,828
                                    -------------------  -------------------
    Total current liabilities                   80,875              100,587

Long-term closure and post-closure
 obligations                                    67,461               67,511
Long-term debt                                 369,079              390,825
Other long-term liabilities                      6,479                4,336
Unrecognized tax benefits                            -                    -
Deferred income taxes                          105,865              109,661
                                    -------------------  -------------------
  Total liabilities                            629,759              672,920

Contingencies and commitments

Stockholders' Equity
  Common stock                                     217                  216
  Additional paid-in capital                   165,845              165,524
  Retained earnings                             95,272               93,301
  Treasury stock                                    (5)                 (18)
  Accumulated other comprehensive
   loss                                        (13,260)              (7,686)
                                    -------------------  -------------------
    Total stockholders' equity                 248,069              251,337
                                    -------------------  -------------------
Total liabilities and               $         877,828    $         924,257
 stockholders' equity
                                    ===================  ===================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                  --------------------------
                                                      2015          2014
                                                  ------------  ------------
Cash Flows From Operating Activities:
  Net income                                      $     5,865   $     9,361
  Adjustments to reconcile net income to net
   cash provided by
  operating activities:
    Depreciation and amortization of property
     and equipment                                      7,479         3,839
    Amortization of intangible assets                   3,302           352
    Accretion of closure and post-closure
     obligations                                        1,035           330
    Unrealized foreign currency loss                    1,754         1,452
    Deferred income taxes                              (1,193)         (460)
    Share-based compensation expense                      463           270
    Unrecognized tax benefits                               -             3
    Net loss on disposal of property and
     equipment                                            953             8
    Amortization of debt discount                          37             -
    Changes in assets and liabilities:
      Receivables                                      14,143         1,259
      Income tax receivable                             2,229             -
      Other assets                                      2,060           882
      Accounts payable and accrued liabilities         (6,281)       (2,142)
      Deferred revenue                                 (4,393)       (1,164)
      Accrued salaries and benefits                    (3,256)       (1,994)
      Income tax payable                                 (981)          783
      Closure and post-closure obligations               (583)         (114)
                                                  ------------  ------------
        Net cash provided by operating
         activities                                    22,633        12,665

Cash Flows From Investing Activities:
  Purchases of property and equipment                  (9,231)       (4,775)
  Purchases of restricted cash and investments           (816)          (14)
  Proceeds from sale of restricted cash and
   investments                                            790             -
  Proceeds from sale of property and equipment            160             6
                                                  ------------  ------------
    Net cash used in investing activities              (9,097)       (4,783)

Cash Flows From Financing Activities:
  Payments on term loan                               (21,994)            -
  Dividends paid                                       (3,894)       (3,874)
  Proceeds from stock option exercises                    126           174
  Other                                                  (255)          (65)
                                                  ------------  ------------
    Net cash used in financing activities             (26,017)       (3,765)

Effect of foreign exchange rate changes on cash          (293)         (139)

Increase (decrease) in cash and cash equivalents      (12,774)        3,978

Cash and cash equivalents at beginning of period       22,971        73,940
                                                  ------------  ------------

Cash and cash equivalents at end of period        $    10,197   $    77,918
                                                  ============  ============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports Adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because Adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from Adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three months ended March 31, 2015 and 2014:

                                                  --------------------------
                                                   Three Months Ended March
  (in thousands)                                              31,
                                                  --------------------------
                                                      2015          2014
                                                  ------------  ------------

  Net Income                                      $     5,865   $     9,361
    Income tax expense                                  2,902         5,227
    Interest expense                                    5,694            86
    Interest income                                       (41)          (44)
    Foreign currency loss                               1,067           940
    Other income                                         (536)          (86)
    Depreciation and amortization of plant and
     equipment                                          7,479         3,839
    Amortization of intangible assets                   3,302           352
    Stock-based compensation                              463           270
    Accretion and non-cash adjustments of closure
     & post-closure obligations                         1,035           330
                                                  ------------  ------------
  Adjusted EBITDA                                 $    27,230   $    20,275
                                                  ============  ============

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development costs divided by the number of diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2015 and 2014:

(in thousands, except per share
 data)                                 Three Months Ended March 31,
                                    ----------------------------------------
                                            2015                 2014
                                    -------------------  -------------------

                                                                       per
                                              per share               share
Net income / earnings per diluted
 share                              $  5,865  $    0.27  $   9,361  $   0.43

Business development costs, net of
 tax                                   1,067       0.05        120      0.01
Non-cash foreign currency loss, net
 of tax                                  647       0.03        703      0.04
                                    --------  ---------  ---------  --------

Adjusted net income / adjusted
 earnings per diluted share         $  7,579  $    0.35  $  10,184  $   0.48
                                    ========  =========  =========  ========

Shares used in earnings per diluted
 share calculation                    21,689                21,586
                                    --------             ---------

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com